Exhibit 21

DEVON ENERGY CORPORATION

List of Subsidiaries as of December 31, 2022

1.
Devon Energy Corporation (Oklahoma), an Oklahoma corporation
2.
Devon OEI Holdings, L.L.C., a Delaware limited liability company
3.
Devon OEI Operating, L.L.C., a Delaware limited liability company
4.
Devon Energy Production Company, L.P., an Oklahoma limited partnership
5.
Devon Financing Company, L.L.C., a Delaware limited liability company
6.
Devon Gas Co., L.L.C., a Delaware limited liability company
7.
WPX Energy, Inc. a Delaware corporation
8.
WPX Energy Williston, LLC a Delaware limited liability company
9.
WPX Energy Permian, LLC a Delaware limited liability company
10.
Devon Energy International, L.L.C., a Delaware limited liability company
11.
Devon Gas Services, L.P., a Texas limited partnership
12.
Devon Headquarters, L.L.C., an Oklahoma limited liability company
13.
Bleu Falcon Holdings, Inc., a Delaware corporation